Exhibit 99.1

BOYD GAMING ANNOUNCES PRICING OF

$250 MILLION 7.125% SENIOR SUBORDINATED NOTES DUE 2016

LAS VEGAS, NV – JANUARY 25, 2006 – Boyd Gaming Corporation (NYSE: BYD) today announced that it has priced a registered public offering of $250 million aggregate principal amount of Senior Subordinated Notes due 2016. The notes will bear interest at a rate of 7.125% per annum, payable semi-annually in arrears on February 1 and August 1 of each year beginning on August 1, 2006. The notes will mature on February 1, 2016. The closing of the offering is expected to occur on January 30, 2006, subject to the satisfaction of customary closing conditions.

The Company stated that it expects to apply the full net proceeds of the offering to repay a portion of the outstanding balance on the revolving portion of its bank credit facility, but that it could also use a portion of the net proceeds for general corporate purposes, including capital expenditures.

A copy of the prospectus and prospectus supplement in connection with the offering may be obtained by contacting Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, Third Floor, New York, New York 10001 or by calling 1-800-294-1322 or e-mailing DG.Prospectus_distribution@bofasecurities.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there by any sale of the notes in any jurisdiction in which such offer, solicitation or sale would not be permitted.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can often be identified by their use of words such as “scheduled,” “expects,” “will,” “believe,” “plan,” and “potential,” as well as variations of those words and other comparable words and phrases referencing the future. Such statements include information regarding the Company’s plans, expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s expectations about the timing of the closing of the offering and the Company’s expectations about its use of the net proceeds of the offering. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances that the offering will be completed within the anticipated timeframe or at all, or that the net proceeds of the offering will be applied as expected. Factors that could cause actual results to differ from those expressed in forward-looking statements are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2004 on file with the Securities and Exchange Commission, and in its other reports filed from time to time with the Commission. All forward-

looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 19 gaming entertainment properties, located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

Financial Contacts:

Ellis Landau: (702) 792-7210

Paul Chakmak: (702) 792-7212

Media Contact:

Rob Stillwell: (702) 792-7353

robstillwell@boydgaming.com

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